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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               ------------------

Date of Report (Date of earliest event reported):  December 31, 1997

                           NETWORK IMAGING CORPORATION
             (Exact name of registrant as specified in its charter)


          Delaware                    0-22970               54-1590649
(State or other jurisdiction of     (Commission          (I.R.S. Employer
incorporation or organization)       File Number)     Identification Number)

        500 Huntmar Park Drive, Herndon, Virginia             20170
         (Address of principal executive offices)           (Zip code)

                                 (703) 478-2260
              (Registrant's telephone number, including area code)


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



Item 2 and 5.   DISPOSITION OF ASSETS AND OTHER EVENTS.

         The Company filed today with Nasdaq pro forma financial statements evidencing the Company's compliance with the net tangible assets the Nasdaq Hearings Panel required the Company to have achieved by December 31, 1997 and the sale of the Company's French subsidiary, Dorotech S.A. ("Dorotech"). Accordingly, the Company anticipates that its Common Stock will continue to be listed on the Nasdaq National Market. A copy of the Pro Forma Financial
Statements is attached as Exhibits 99.1 and 99.2 to this Form 8-K and are incorporated herein by this reference.


         On October 30, 1997, the Company was given a temporary exception from the Nasdaq National Market listing requirements, conditioned on the Company's ability to file a pro forma balance sheet as of December 31, 1997, indicating net tangible assets of at least $6 million. The pro forma balance sheet evidences approximately $8.5 million in net tangible assets. As described in greater detail in the pro forma balance sheet, the Company's net tangible assets increased primarily as a result of (i) the closing of the private sale of the Series L Convertible Preferred Stock from which the Company received net proceeds of $2.99 million; (ii) the sale of Dorotech, S.A., a wholly owned subsidiary of the Company, for which the Company expects to realize a gain of $266,000; (iii) the conversion of $4 million under a line of credit with Fred E. Kassner to equity in the form of a Series M Preferred Stock; and (iv) the approval of the Series A Preferred Stockholders and the Common Stockholders to amend the terms of the Series A Preferred Stock, thereby enabling the Company to reclassify accrued dividends of $1.35 million as equity.


         The pro forma balance sheet is unaudited and includes a preliminary estimate of accumulated deficit at December 31, 1997, as required by Nasdaq in order for the Company to maintain its listing on the Nasdaq National Market. There can be no assurance that the Company's audited consolidated balance sheet as of December 31, 1997, and in particular its accumulated deficit following an audit of the Company's consolidated statements of operations, will not be materially different from the information presented in the pro forma balance sheet.

         The pro forma income statement is also unaudited and gives effect to the sale of Dorotech as if the sale had occurred January 1, 1997.

         This information is provided solely for the purpose of complying with the requirements delineated by Nasdaq pursuant to the exception recently granted to the Company. This information is not intended to be used by the investing public.








ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (c )     Exhibits

Exhibit Number          Description

99.1                    Pro Forma  Condensed  Balance Sheet of the Company as of
                        December 31, 1997.

99.2 Pro Forma Condensed Statement of Operations for the Twelve Months Ended December 31, 1997.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, Network Imaging Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           NETWORK IMAGING CORPORATION


Date: December 31, 1997                    By: /s/ Jorge R. Forgues
                                               --------------------
                                               Jorge R. Forgues
                                               Vice President of Finance and
                                               Administration, Chief Financial
                                               Officer and Treasurer

                           Network Imaging Corporation
                    Pro Forma Condensed Financial Statements

The unaudited pro forma financial statements are supplemental to the Company's historical financial statements, and give affect to the sale of the Company's Dorotech subsidiary, issuance of preferred stock, conversion of a line of credit to preferred stock, Series A Preferred Stock amendment and preliminary estimated loss for the fourth quarter fiscal 1997. The financial position for the Company at December 31, 1997 is unaudited and includes a preliminary estimate of retained earnings at December 31, 1997. The NASDAQ informed the Company that in order to prevent delisting, the Company would need to file by December 31, 1997, a pro forma balance sheet with the Securities and Exchange Commission demonstrating a minimum of $6,000,000 in net tangible assets. There can be no assurance that the Company's audited consolidated balance sheet as of December 31, 1997, and in particular its retained earnings following an audit of the Company's consolidated statement of operations, will not be materially different from the information presented in the pro forma balance sheet.

For the Balance Sheet

 1. The Company entered into an agreement during December 1997 for the sale of the Company's Dorotech subsidiary. The pro forma entry includes estimates of selling costs and the sale is expected to result in a gain of approximately $266,000.

 2.  The Company  entered  into an  agreement  during  December  1997 to convert
     $4,000,000 of the Company's $5,000,000 line of credit into a Series M Preferred Stock. The remaining $1,000,000 on the line of credit is due April 1, 1999.

 3. During December 1997, the Company issued 3,250 shares of Series L Prefer-red Stock for which it received net proceeds of $2,900,000.

 4. The estimated preliminary results for Q4 represents the change in balance sheet accounts which resulted from an expected $2,000,000 loss.

 5.  The Series A Preferred  Stock  amendment  resulted  in the  reversal of all
     unpaid  dividends   previously   accrued  through  September  30,  totaling
     $1,338,000.

For the Income Statement

 6. Income and expenses related to the Dorotech operations were unconsolidated from the Company's balances.